Exhibit 4.1

EXECUTION COPY

MEMBERS AGREEMENT

This MEMBERS AGREEMENT (this “Agreement”) is dated as of August 22, 2001, by and among McCormick & Schmick Holdings, LLC, a Delaware limited liability company (together with its successors, the “LLC”), Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRS”), Castle Harlan Partners III, L.P., a Delaware limited partnership (“Castle Harlan”), Julie Frist (“Frist”), Marilena Tibrea (“Tibrea”), David B. Pittaway (“Pittaway”), Mellon Bank, N.A., as trustee for the Bell Atlantic Master Trust (“Bell Atlantic”), BancBoston Capital, Inc., a Massachusetts corporation (“BancBoston”), IBJ Whitehall Capital Corporation, a Delaware corporation (“IBJ”), Richard F. Burke, Jr. (“Burke”), Robert A. Engel (“Engel”), Mary Price Gay (“Gay”), Elliott H. Jones (“Jones”), Phillip Krall (“Krall”), H. Conrad Meyer (“Meyer”), Charles G. Phillips (“Phillips”), Phillips Family Foundation (“Phillips Foundation”), Craig J. Pisani (“Pisani”), James R. Raith, Jr. (“Raith”), Tom Steiglehner (“Steiglehner”, together with BRS, Castle Harlan, Frist, Tibrea, Pittaway, Bell Atlantic, BancBoston, IBJ, Burke, Engel, Gay, Jones, Krall, Meyer, Phillips, Phillips Foundation, Pisani and Raith, the “Initial Parties”), and each executive or other employee of the LLC or any of its Subsidiaries who becomes a member of the LLC pursuant to the terms and conditions of the LLC Agreement after the date hereof and executes a joinder in the form attached hereto as Exhibit A (individually, an “Executive”, and collectively, the “Executives”, together with the Initial Parties, the “Members”, and each individually, a “Member”, as set forth on Schedule I attached hereto (which Schedule I shall be amended from time to time by the LLC to reflect the addition of any Members to this Agreement)).  Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1 below.

WHEREAS, the Initial Parties (other than Bell Atlantic) have acquired a number of the LLC’s Class A-1 Units and Preferred Units pursuant to that certain Subscription Agreement, dated as of the date hereof, by and among the LLC and such parties (as in effect from time to time, the “Subscription Agreement”), and such Class A-1 Units and Preferred Units have the rights and preferences set forth in that certain Amended and Restated Limited Liability Company Agreement of McCormick & Schmick Holdings, LLC, dated as of the date hereof, by and among the LLC and the Initial Parties (as in effect from time to time, the “LLC Agreement”);

WHEREAS, Bell Atlantic has acquired that certain Class A-2 Common Units Purchase Warrant and that certain Preferred Units Purchase Warrant (together with the Class A-2 Common Units Purchase Warrant, the “Warrants”), in each case issued to Bell Atlantic pursuant to that certain Stock and Warrant Purchase Agreement, dated as of the date hereof, by and among Bell Atlantic, McCormick & Schmick Acquisition Corp. II, a Delaware corporation (“Acquisition Corp. II”), and the LLC (as in effect from time to time, the “Stock Purchase Agreement”), which represent the right to purchase a number of the LLC’s Class A-2 Units and Preferred Units;

WHEREAS, it is contemplated that certain Executives will (i) be issued a certain number of Class B Units and Class C Units by the LLC pursuant to certain Executive

Subscription Agreements as soon as practicable after the date hereof, and (ii) in connection with such issuance, will become parties to this Agreement as Executives; and

WHEREAS, the LLC and the Initial Parties desire to enter into this Agreement for the purposes, among others, of limiting the manner and terms by which the Units may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Definitions.  As used herein, the following terms shall have the following meanings:

“Advisor” means any Advisor of the LLC’s Board of Advisors, as determined pursuant to the terms of the LLC Agreement.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Approved Sale” shall mean a Sale of the LLC approved by the Board of Advisors and by (a) as of any date on or prior to December 31, 2007, the Required Members or (b) as of any date after December 31, 2007, the holders of a majority of the BRS Units (as defined in the LLC Agreement) or the holders of a majority of the Castle Harlan Units (as defined in the LLC Agreement) (the Person or Persons approving such Sale of the LLC under either subclause (a) or (b) of this definition, the “Approving Holders”).

“Bell Atlantic Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and between the LLC and Bell Atlantic, as in effect from time to time.

“Board of Advisors” means the LLC’s Board of Advisors, as established pursuant to the terms of the LLC Agreement.  Any actions and determinations to be taken or made by the Board of Advisors pursuant to the terms of this Agreement shall require the affirmative vote of the Board of Advisors as set forth in the LLC Agreement.

“BRS” has the meaning set forth in the introductory paragraph hereof.

“Castle Harlan” has the meaning set forth in the introductory paragraph hereof.

“Change in Control” shall mean any of the following:  (i) a majority of the Board of Advisors shall be comprised of Persons other than designees of BRS and/or Castle Harlan or (ii) BRS, Castle Harlan, and their respective controlled Affiliates, affiliated management companies and employees, in the aggregate, shall cease to own (directly or indirectly) (A) Common Units of the LLC (or its successor) representing 51% or more (40% or more if an underwritten initial public offering of the Common Units of the LLC or its successor has been consummated) of the Common Units of the LLC (or its successor) or (B) common stock of Acquisition Corp. II representing 51% or more (40% or more if an underwritten initial public offering of the common stock of Acquisition Corp. II has been consummated) of the common stock of Acquisition Corp. II.  For purposes of this definition, BRS shall be deemed to no longer own the equity securities of the LLC in the event that BRSE LLC (or an entity controlling, controlled by or under common control with BRSE LLC) shall cease to be the sole general partner of BRS, and Castle Harlan shall be deemed to no longer own the equity securities of the LLC in the event that Castle Harlan Partners III GP, Inc. (or an entity controlling, controlled by or under common control with Castle Harlan, Inc.) shall cease to be the sole general partner of Castle Harlan.

“Common Equity” means the Class A-1 Units (as defined in the LLC Agreement), the Class A-2 Units (as defined in the LLC Agreement), the Class B Units (as defined in the LLC Agreement) and the Class C Units (as defined in the LLC Agreement).  For purposes of this Agreement, a Person will be deemed to be a holder of Common Equity whenever such Person has the right to acquire directly or indirectly such Common Equity (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Common Units” means the Class A-1 Units (as defined in the LLC Agreement), the Class A-2 Units (as defined in the LLC Agreement) and the Class B Units (as defined in the LLC Agreement), and shall not include the Class C Units (as defined in the LLC Agreement).  For purposes of this Agreement, a Person will be deemed to be a holder of Common Units whenever such Person has the right to acquire directly or indirectly such Common Units (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Executive Subscription Agreement” means each Executive Subscription Agreement, entered into after the date hereof, by and between the LLC and a certain Executive, as in effect from time to time, by which the LLC issues, and such Executive acquires, a number of the LLC’s Class B Units and/or Class C Units.

“Family Group” means, with respect to an individual Unitholder, such Unitholder, such Unitholder’s spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle solely for the benefit of such Unitholder and/or such Unitholder’s spouse, siblings, their respective ancestors and/or descendants (whether natural, by marriage or adopted).

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i)  does not own in excess of 5% of the Common Units (any Person owning in excess of 5% of the Common Units being referred to herein as, a “5% Owner”), (ii) is not an Affiliate of any such 5% Owner and (iii) is not a member of the Family Group of any such 5% Owner.

“Investor Unitholder” means each of BRS, Castle Harlan, Bell Atlantic, BancBoston and IBJ, and shall include Persons who purchase Units following the date hereof so long as such Persons are designated as Investor Unitholders by both the LLC and the Required Members, immediately prior to such purchase.

“LLC Agreement” has the meaning set forth in the first Whereas clause hereof.

“Other Unitholders” means, with respect to a Unitholder, all Unitholders other than such Unitholder.

“Ownership Ratio” means, as to any Unitholder at the time of determination, (a) with respect to the issuance or sale of any Common Units, the percentage obtained by dividing the number of Common Units held by such Unitholder on a fully-diluted basis at such time by the aggregate number of Common Units held by all Unitholders on a fully-diluted basis at such time; provided, that, for purposes of determining any Ownership Ratio, if any Common Units are subject to vesting pursuant to the terms of any Executive Subscription Agreement or any other agreement between the LLC or any of its Subsidiaries and any Unitholder, such Common Units shall be taken into account as Common Units held by any Unitholder or by all Unitholders only if; and only to the extent that, they have vested pursuant to the terms of such agreement and (b) with respect to the issuance or sale of any Preferred Units, the percentage obtained by dividing the number of Preferred Units held by such Unitholder on a fully-diluted basis at such time by the aggregate number of Preferred Units held by all Unitholders on a fully-diluted basis at such time; provided, that in connection with any transaction involving the issuance or sale of both Common Units and Preferred Units, subsection (a) of this definition shall apply (and subsection (b) of this definition shall not apply).

“Permitted Issuance” means an issuance of Units (i) to any debt financing sources of the LLC or any of its Subsidiaries in connection with a so-called “equity kicker” so long as such debt financing is approved by the Board of Advisors (and, if required, the Required Members), (ii) in connection with a registered public offering of Units by the LLC, (iii) to the management employees of the LLC or any of its Subsidiaries pursuant to a compensation or incentive arrangement established by the Board of Advisors, (iv) upon the conversion or exchange of any Units, any class of Common Equity, or in connection with any Unit split, reverse Unit split, recapitalization, reclassification, Unit combination or similar reorganization, (v) in connection with the exercise of any warrants, options or other rights to purchase Units or any other equity securities of the LLC so long as such warrants, options or other rights were granted in accordance with the terms and conditions of Section 6 hereof, (vi) in connection with the exercise of any of the Warrants and (vii) pursuant to any Executive Subscription Agreement.

“Person” means an individual, a partnership, a partner, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Preferred Units” has the meaning set forth in the LLC Agreement.

“Public Offering” means an initial public offering registered under the Securities Act of equity securities of the LLC.

“Public Sale” means any sale of Units to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the LLC and the Initial Parties, as in effect from time to time.

“Required Members” means, as of any date, the approval, request or consent of both (i) the holders of a majority of the BRS Units (as defined in the LLC Agreement) and (ii) the holders of a majority of the Castle Harlan Units (as defined in the LLC Agreement); provided, however, that as of any date after December 31, 2007, solely for purposes of Section 3 hereof; “Required Members” shall mean the approval, request or consent of either (x) the holders of a majority of the BRS Units (as defined in the LLC Agreement) or (y) the holders of a majority of the Castle Harlan Units (as defined in the LLC Agreement).

“Sale of the LLC” means the sale of the LLC, including in one or more series of related transactions, to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the LLC constituting a majority of the Common Units of the LLC (whether by merger, consolidation, sale or transfer of the LLC’s outstanding interests or Units, or otherwise) or (ii) all or substantially all of the LLC’s consolidated assets.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subscription Agreement” has the meaning set forth in the first Whereas clause hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, general partner or similar controlling Person of such limited liability company, partnership, association or other business entity.

“Transaction Documents” means the following agreements:  this Agreement, the LLC Agreement, the Registration Rights Agreement, the Subscription Agreement, the Stock Purchase Agreement and the Bell Atlantic Letter Agreement.

“Unit” has the meaning set forth in the LLC Agreement, and shall include any Units (including, without limitation, the Common Equity and Preferred Units) issued or issuable to, or owned by, the Members on the date hereof, and any other equity securities of the LLC acquired by, or issued or issuable to, the Members on or after the date hereof.  For purposes of this Agreement, a Person will be deemed to be a holder of Units whenever such Person has the right to acquire directly or indirectly such Units (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.  For the avoidance of doubt, a holder of any of the Warrants shall be deemed to be a holder of Units (whether or not such Warrants have actually been exercised).

“Unitholder” means any Member in its capacity as owner of one or more Units as reflected on the LLC’s books and records.

“Warrant Units” means, as of the date of determination, the Class A-2 Units and Preferred Units issued or issuable upon the exercise of the Warrants (whether or not exercised) as of such date; provided, however, that securities shall cease to be Warrant Units when they have been transferred in a Public Sale.

2.                                       Restrictions on Transfer of Units.  No Unitholder or other holder of Units shall sell, transfer, assign, pledge or otherwise dispose of (each, a “Transfer”) any interest in any Units except in accordance with Sections 2, 3 and 5 hereof and the terms and conditions of the LLC Agreement; provided, however, that a change in any trustee or fiduciary for the Bell Atlantic Master Trust shall not be deemed to be a “Transfer” for purpose of this Agreement.

(a)                                  First Offer Rights.  At least 20 days prior to any Transfer of any Units by a Unitholder (other than pursuant to an Approved Sale, a Public Sale, or a Transfer to a Permitted Transferee in accordance with Section 2(c)), the Unitholder making such Transfer (the “Offering Unitholder”) shall deliver a written notice (the “Transfer Notice”) to the LLC and to the Other Unitholders (such Other Unitholders, the “Unitholder Offerees”), specifying in reasonable detail the number and type of Units proposed to be transferred, the proposed purchase price (which shall be payable solely in cash), the proposed transferee (if known) and the other proposed terms and conditions of the Transfer.  The LLC may elect to purchase all (but not less than all) of the Units proposed to be transferred, at the same price and on the same terms and conditions set forth in the Transfer Notice, by delivering written notice of such election to the Offering Unitholder and the Unitholder Offerees within 15 days after the Transfer Notice has been delivered to the LLC.  If the LLC has not elected within such 15-day period to purchase all of the Units proposed to be transferred, the Unitholder Offerees (together with the LLC) may elect to purchase all or any (but, together with the LLC and the other Unitholder Offerees, not less than all) of the Units to be transferred, at the same price and on the same terms and conditions set forth in the Transfer Notice, by delivering a written notice of such election to the Offering Unitholder within 20 days after the Transfer Notice has been delivered to the Unitholder Offerees (the “Unitholder Option Period”).  If the Unitholder Offerees (together with the LLC if it has elected to participate) have, in the aggregate, elected to purchase more than the number of Units set forth in the Transfer Notice, such offered Units shall be allocated (i) first, to the LLC in the amount that the LLC elected to purchase (if any), and (ii) second, for each type of Units to be transferred, among such Unitholder Offerees in accordance with each such Unitholder Offeree’s proportionate ownership of such type of Units owned by all of the Unitholder Offerees electing to participate in such purchase; provided, that, for purposes of allocating such offered Units among such Unitholder Offerees, if any such Units held by such Unitholder Offerees are subject to vesting pursuant to the terms of any Executive Subscription Agreement or any other agreement between the LLC or any of its Subsidiaries and any Unitholder, such Units shall be taken into account in determining such proportionate ownership only if, and only to the extent that, they have vested pursuant to the terms of such agreement.  If the LLC and/or the Unitholder Offerees do not elect to purchase all of the Units specified in the Transfer Notice, then the Offering Unitholder may transfer the Units specified in the Transfer Notice to one or more transferee(s) at a price and on terms and conditions no more favorable to the transferee(s) thereof than specified in the Transfer Notice during the 60-day period immediately following the expiration of the Unitholder Option Period, subject to Section 2(b).  Any Units not transferred within such 60-day period will be subject to the provisions of this Section 2(a) upon subsequent Transfer.

(b)                                 Tag Along Rights.  Subject to Section 2(a) hereof, at least 30 days prior to any Transfer of any type of Units by a Unitholder (other than pursuant to an Approved Sale, a Public Sale, a Transfer to the LLC and/or the Other Unitholders in accordance with Section 2(a) hereof or a Transfer to a Permitted Transferee in accordance with Section 2(c) hereof) that would result in such Unitholder having transferred after the date hereof pursuant to this Section 2(b) more than 5% of the aggregate number of such type of Units held by such Unitholder as of the date hereof, the Unitholder making such a Transfer (the “Transferring Unitholder”) shall deliver a written notice (the “Sale Notice”) to the LLC and the Other Unitholders (other than the Executives), specifying in reasonable detail the identity of the prospective transferee(s), the number and type of Units to be transferred, and the terms and conditions of the Transfer.  Each Other Unitholder (other than the Executives) may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Unitholder within 15 days after delivery of the Sale Notice.  If any Other Unitholder(s) has elected to participate in such Transfer, each of the Transferring Unitholder and such Other Unitholder(s) (other than the Executives) shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms and conditions, a number of the type of Units to be transferred equal to the product of (i) the quotient determined by dividing the percentage of such type of Units owned by such Person by the aggregate percentage of such type of Units owned by the Transferring Unitholder and all Other Unitholders participating in such Transfer and (ii) the aggregate number of such type of Units to be sold in the contemplated Transfer; provided, that, for purposes of determining the quotient under subclause (i) of this sentence, if any such type of Units owned by any Person participating in such Transfer are subject to vesting pursuant to the terms of any Executive Subscription Agreement or any other agreement between the LLC or any of its Subsidiaries and any Unitholder, such Units shall be taken into account as Units owned by such Person only if, and only to the extent that, they have vested pursuant to the terms of such agreement; provided, further, that, notwithstanding the foregoing, (y) in connection with any Transfer (or series of related Transfers) pursuant to this Section 2(b) that would result in a Transfer of all or substantially all of the Common Units (other than the Common Units held by the Executives), the Executives shall be entitled to participate in such Transfer as “Other Unitholders” pursuant to the terms and conditions of this Section 2(b) and (z) no Transfer pursuant to this Section 2(b) that would result in a Change in Control may be effected unless Bell Atlantic is given the opportunity to sell all its Warrants and/or Warrant Units on the same terms and conditions as the Other Unitholders participating in such Transfer and, to the extent Bell Atlantic elects to sell Warrants and/or Warrant Units pursuant to this subclause (z), the number of the type of Units to be transferred by the Transferring Unitholder and the Other Unitholders participating in such Transfer (other than Bell Atlantic) shall be reduced on a pro rata basis (based on the number of such type of Units the Transferring Unitholder and such Other Unitholders would have been entitled to Transfer pursuant to this Section 2(b) if this subclause (z) did not apply).  Each Unitholder transferring Units pursuant to this Section 2(b) shall pay its pro rata share (based on the number of each type of Units to be sold) of the expenses incurred by the Unitholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of each type of Units to be sold) in any indemnification or other obligations that the Transferring Unitholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units).

(c)                                  Permitted Transfers.  The restrictions contained in this Section 2 shall not apply with respect to any Transfer of Units by any Unitholder (i) in the case of an individual Unitholder, pursuant to applicable laws of descent and distribution or to any member of such Unitholder’s Family Group, (ii) in the case of an Investor Unitholder, (A) to its Affiliates, and its and such Affiliate’s directors, employees and consultants, (B) if such Person is a partnership or a limited liability company, to its partners or members pursuant to the terms and conditions of its partnership, limited liability company or other organizational documents, (C) to any employee or Advisor of the LLC or any Affiliate of the LLC, (iii) in the case of an Executive, upon the prior written consent of the Required Members, to BRS and/or Castle Harlan and (iv) in the case of BRS and Castle Harlan, pursuant to a sale of Class A-I Units and Preferred Units to certain Executives; provided, that the restrictions contained in this Section 2 shall continue to be applicable to such Units and to such Permitted Transferees after any such Transfer; provided further, that the transferees of such Units shall have agreed in writing to be bound (x) by the provisions of this Agreement that affect the Units so transferred by executing a joinder substantially in the form attached hereto as Exhibit A and (y) by the provisions of the LLC Agreement.  All transferees permitted under this Section 2(c) are collectively referred to herein as “Permitted Transferees.”

(d)                                 Retention of Executive Units.  Notwithstanding Section 2(a) hereof, no Executive (and no Permitted Transferees of any Executive) shall Transfer any interest in any Units held by such Executive (whether such interest in any Units is held on the date hereof or hereafter acquired) without the prior written consent of the Required Members, except that such Executive (and its Permitted Transferees) may Transfer any such interest in any Units (i) pursuant to an Approved Sale or a Public Sale other than sales to the public pursuant to Rule 144 under the Securities Act and (ii) pursuant to the terms and conditions of Sections 2(b) and 2(c) hereof; provided, however, that in the event of a Transfer to BRS and/or Castle Harlan pursuant to Section 2(c)(iii) hereof, the restrictions contained in this Section 2(d) shall not apply to BRS and/or Castle Harlan.

(e)                                  Further Restrictions.  As a condition precedent to any Transfer pursuant to this Section 2 (except for any Transfer pursuant to Section 2(c)), any transferee who is not party to this Agreement (i) shall have agreed in writing to be bound by the provisions of this Agreement by executing a joinder substantially in the form attached hereto as Exhibit A, and (ii) shall have been admitted as a member of the LLC pursuant to the terms and conditions of the LLC Agreement.

3.                                       Approved Sale; Initial Public Offering.

(a)                                  Procedure.  In the event of, and in connection with, an Approved Sale, each Unitholder will consent to and raise no objections to the Approved Sale or the process pursuant to which the Approved Sale was arranged.  If the Approved Sale is structured as a merger or consolidation, each of the Unitholders will waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation.  If the Approved Sale is structured as a sale of Units (whether by merger, consolidation, reorganization or otherwise), each of the Unitholders will sell all of his or its Units and rights to acquire Units on the terms and conditions approved by the Board of Advisors and the Approving Holders and on the same terms and conditions as the Approving Holders.  If the Approved Sale is structured as a sale of assets, each of the Unitholders will take all actions necessary to cause a liquidation of the LLC following the consummation of such Approved Sale.  Each Unitholder will take all necessary and desirable actions as directed by the Board of Advisors and the Approving Holders in connection with the consummation of any Approved Sale (except as otherwise may be agreed pursuant to the Bell Atlantic Letter Agreement), including, without limitation, executing the applicable purchase agreement and joining on a pro rata basis (based on the proportion of the total consideration received by all Unitholders) in any indemnification in connection with the Approved Sale (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to or ownership of Units).  Notwithstanding anything to the contrary in this Section 3(a), (i) no Unitholder shall be obligated in connection with the Approved Sale to pay (whether by indemnity to the transferees, by contribution as set forth in the last sentence of this Section 3(a), or by a combination thereof) an amount in excess of the net cash proceeds paid to such Unitholder in connection with the Approved Sale, and (ii) no Unitholder shall be required to make any representation or warranty in connection with any Approved Sale other than the customary representations and warranties as to such Unitholder’s title, ownership and authority to transfer, free of liens, claims and encumbrances, the Units to be transferred.  Each Unitholder required to make indemnification payments in connection with any Approved Sale shall have a right to recover from the Other Unitholders to the extent that the amount required to be paid by such Unitholder was disproportionate to the proportion of the total consideration received by all Unitholders, compared to the consideration actually received by such Unitholder.

(b)                                 Consideration.  The obligations of the Unitholders with respect to the Approved Sale are also subject to the satisfaction of the following conditions:  (x) the consideration received in an Approved Sale shall be distributed among the Unitholders in the manner that such proceeds would be distributed in a complete liquidation of the LLC pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such Approved Sale; and (y) all holders of then currently exercisable rights, if any, to acquire, directly or indirectly, any Units will be given an opportunity either to (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as Unitholders or (B) receive in exchange for such rights, following the consummation of the Approved Sale, consideration equal to the amount determined by multiplying (1) the same amount of consideration per Unit receivable by the Unitholders in connection with the Approved Sale less the exercise price, conversion price or any other consideration per Unit payable upon exercise or conversion of such right to acquire, directly or indirectly, such Unit by (2) the number of Units represented by such rights.

(c)                                  Purchaser Representative.  If the LLC or the Required Members enter into any negotiation or transaction for which Rule 506 promulgated under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Unitholders who are not accredited investors (as such term is defined in Rule 501(a) promulgated under the Securities Act) will, at the request of the Required Members or the Board of Advisors, appoint a purchaser representative (as such term is defined in Rule 501 promulgated under the Securities Act) reasonably acceptable to the Required Members or the Board of Advisors.  If any Unitholder appoints the purchaser representative designated by the Required Members or the Board of Advisors, the LLC will pay the fees of such purchaser representative, but if any Unitholder declines to appoint the purchaser representative designated by the Required Members or the Board of Advisors, such Unitholder will appoint another purchaser representative (reasonably acceptable to the Required Members or the Board of Advisors), and such Unitholder will be responsible for the fees of the purchaser representative so appointed.

(d)                                 Expenses.  Each Unitholder (or other Persons receiving consideration pursuant to Section 3(b) above) will bear its pro rata share (based upon the aggregate proceeds received by such Unitholder) of the costs of any sale of Units pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Unitholders and are not otherwise paid by the LLC or the acquiring party.  Costs incurred by any Unitholder on its own behalf will not be considered costs of the transaction hereunder.

(e)                                  Initial Public Offering.  In the event of a Public Offering that is an underwritten offering with respect to which the managing underwriters advise the LLC that in their opinion the capital structure of the LLC may adversely affect the marketability of the offering, the Unitholders will vote for a recapitalization and/or exchange of the Units into securities (the “Reclassified Securities”) that the managing underwriters and the Board of Advisors find acceptable and will take such actions as reasonably required in connection with such recapitalization and/or exchange; provided, that the Reclassified Securities provide each Unitholder with the same relative economic interest as such Unitholder had prior to such recapitalization and/or exchange and are consistent with the relative rights and preferences set forth in the LLC Agreement as in effect immediately prior to such Public Offering; provided further, that the provisions of this Agreement, the LLC Agreement (to the extent applicable) and the Registration Rights Agreement shall apply to the Reclassified Securities and the issuer thereof as such provisions apply to the Units and the LLC, mutatis mutandis.

4.                                       Legend.  The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.  To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON AUGUST 22, 2001, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THAT CERTAIN MEMBERS AGREEMENT, DATED AS OF AUGUST 22, 2001, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG MCCORMICK & SCHMICK HOLDINGS, LLC (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO, AND IN THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF AUGUST 22, 2001, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The LLC shall imprint such legend on certificates (if any) evidencing Units.  The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.  Notwithstanding the foregoing to the extent the Units are not certificated, the LLC Agreement will contain a legend in substantially the form stated above.

5.                                       Transfer of Units.

(a)                                  Units are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) subject to the provisions of Section 2 above, Rule 144 or Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission if such rule is available, or (iii) subject to Sections 2, 3 and 5(b) hereof and the terms and conditions of the LLC Agreement, any other legally available means of Transfer; provided, however, that a change in any trustee or fiduciary for the Bell Atlantic Master Trust shall not be deemed to be a Transfer for purposes of this Agreement.

(b)                                 In connection with the Transfer of any Units other than a Transfer described in clause (i) or (ii) of Section 5(a) above, the holder thereof shall deliver written notice to the LLC describing in reasonable detail the Transfer or proposed Transfer, together with such legal opinions as the Board of Advisors shall reasonably request (if any) to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act (which legal opinions shall be reasonably acceptable to the LLC).  In addition, if the holder of the Units delivers to the LLC an opinion of counsel that no subsequent Transfer of such Units shall require registration under the Securities Act, the LLC shall promptly upon such contemplated Transfer deliver new certificates for such Units that do not bear the first sentence of the legend set forth in Section 4 above.  If the LLC is not required to deliver new certificates for such Units not bearing such sentence of such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the LLC in writing its agreement to be bound by the conditions contained in this Section 5 and Section 4 above.

(c)                                  Upon the request of a holder of Units, the LLC shall promptly supply to such Person or its prospective transferees all information regarding the LLC required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

(d)                                 Upon the request of any Unitholder, the LLC shall remove the first sentence of the legend set forth in Section 4 above from the certificates for such Unitholder’s Units; provided, that such Units are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

(e)                                  Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall be null and void, and the LLC shall not record such Transfer on its books or treat any purported transferee of such Units as the owner thereof for any purpose.

6.                                       Preemptive Rights.  If the LLC authorizes the issuance or sale of any Units or any securities containing options or rights to acquire any Units or any securities convertible or exchangeable for Units in each case, after the date hereof (other than a Permitted Issuance), the LLC will offer to sell to each Unitholder a number of such securities (“Offered Units”) so that the Ownership Ratio immediately after the issuance of such securities for each Unitholder would be equal to the Ownership Ratio for such Unitholder immediately prior to such issuance of securities.  The LLC shall give each Unitholder at least 20 days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”).  Each Unitholder will be entitled to purchase such securities at the same price, on the same terms and conditions, and at the same time as the securities are issued by delivery of written notice to the LLC of such election within 15 days after delivery of the Issuance Notice (the “Election Notice”); provided, that if more than one type of security was issued, each Unitholder shall, if it exercises its rights pursuant to this Section 6, purchase such securities in the same ratio as issued.  If any of the Unitholders have elected to purchase any Offered Units, the sale of such Units shall be consummated at such date and time as indicated by the LLC.  In the event any Unitholder elects not to exercise its rights pursuant to this Section 6, no other Unitholder shall have the right to purchase the securities offered to such Unitholder.

7.                                       Termination.  This Agreement will automatically terminate and be of no further force or effect immediately after the consummation of an Approved Sale.

8.                                       Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by both the LLC and the Required Members; provided, that any such modification, amendment or waiver that adversely affects one Member and is prejudicial to such Member relative to all other Members cannot be effected without the consent of such Member.  For the avoidance of doubt, the addition to this Agreement of another party who both becomes a member of the LLC pursuant to the terms and conditions of the LLC Agreement and executes a joinder in the form attached hereto as Exhibit A is not an action that, in and of itself, requires a modification or amendment to this Agreement.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

9.                                       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.                                 Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

11.                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the LLC and its successors and assigns and the Members and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold Units.

12.                                 Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

13.                                 Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the LLC, and any Unitholder may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14.                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of provisions under this Agreement (a) shall be in writing, (b) must be delivered via a nationally recognized overnight delivery service (delivery charges prepaid) or via facsimile along with written confirmation, and (c) shall be effective only upon actual receipt by the recipient.  All such notices, demands and other communications shall be sent (i) in the case of any Member or Unitholder, to the addresses or facsimile numbers set forth in Schedule I hereto or to such other addresses or facsimile numbers as have been supplied in writing to the LLC and (ii) in the case of the LLC, to McCormick & Schmick Holdings, LLC, c/o Castle Harlan with a copy to BRS.

15.                               Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time., without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16.                                 Jurisdiction and Venue.  ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE LLC OR THE MEMBERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LLC AND EACH MEMBER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE LLC AND EACH MEMBER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

17.                                 Waiver of Jury Trial.  THE LLC AND EACH MEMBER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF.  THE LLC AND EACH MEMBER AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

18.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

MCCORMICK & SCHMICK HOLDINGS, LLC

By:	/s/ DOUGLAS L. SCHMICK
Its:	President

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRSE, L.L.C.
Its:	General Partner

By:	/s/ STEPHEN F. EDWARDS
Its:

CASTLE HARLAN PARTNERS III, L.P.

By:	Castle Harlan, Inc.
Its:	Investment Manager

By:	/s/ DAVID B. PITTAWAY
Its:

/s/ STEPHEN F. EDWARDS
Julie Frist

/s/ STEPHEN F. EDWARDS
Marilena Tibrea

/s/ DAVID B. PITTAWAY
David B. Pittaway

MELLON BANK, N.A., solely in its capacity as Trustee for The Bell Atlantic Master Trust (as directed by Verizon Investment Management Corp.), and not in its individual capacity

By:	/s/ CAROLE BRUNO
Its:	Authorized Signatory

BANCBOSTON CAPITAL INC.

By:	/s/ JASON HURD
Its:	Vice President

IBJ WHITEHALL CAPITAL CORPORATION

By:	/s/ KEVIN P. FLAVEY
Its:

/s/ RICHARD F. BURKE, JR.
Richard F. Burke, Jr.

/s/ ROBERT A. ENGLE
Robert A. Engle

/s/ MARY PRICE GAY
Mary Price Gay

/s/ ELLIOTT H. JONES
Elliott H. Jones

/s/ PHILLIP KRALL
Phillip Krall

/s/ H. CONRAD MEYER
H. Conrad Meyer

/s/ CHARLES G. PHILLIPS
Charles G. Phillips

PHILLIPS FAMILY FOUNDATION

By:	/s/ CHARLES G. PHILLIPS
Its:

By:	/s/ CANDACE R. PHILLIPS
Its:

/s/ CRAIG J. PISANI
Craig J. Pisani

/s/ JAMES R. RAITH, JR.
James R. Raith, Jr.

/s/ TOM STEIGLEHNER
Tom Steiglehner

SCHEDULE I
LIST OF MEMBERS

Initial Parties:
Bruckmann, Rosser, Sherrill & Co. II, L.P.	With copies (which shall not constitute notice) to:
126 East 56th Street
New York, NY 10022	Kirkland & Ellis
Facsimile: (212) 521-3799	Citigroup Center
Attention: Harold O. Rosser	153 East 53rd Street
Rice Edmonds	New York, NY 10022
Jamie Moore	Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

Castle Harlan Partners III, L.P.	With copies (which shall not constitute notice) to:
150 East 58th St.,
New York, NY 10155	Schulte Roth & Zabel LLP
Facsimile: (212) 207-8042	919 Third Avenue
Attention: David B. Pittaway	New York, NY 10022
Justin Wender	Facsimile: (212) 593-5955
Attention: Michael R. Littenberg

Julie Frist	With copies (which shall not constitute notice) to:
c/o Bruckmann, Rosser, Sherrill & Co. II, L.P.
126 East 56th Street	Kirkland & Ellis
New York, NY 10022	Citigroup Center
Facsimile: (212) 521-3799	153 East 53rd Street
Attention: Julie Frist	New York, NY 10022
Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

Marilena Tibrea	With copies (which shall not constitute notice) to:
c/o Brockman, Rosser, Sherrill & Co. II, L.P.
126 East 56th Street	Kirkland & Ellis
New York, NY 10022	Citigroup Center
Facsimile: (212) 521-3799	153 East 53rd Street
Attention: Marilena Tibrea	New York, NY 10022
Facsimile: (212) 446-4900
Attention: Kimberly P. Taylor

David B. Pittaway	With copies (which shall not constitute notice) to:
c/o Castle Harlan Partners III, L.P.
150 East 58th St.,	Schulte Roth & Zabel LLP
New York, NY 10155	919 Third Avenue
Facsimile: (212) 207-8042	New York, NY 10022
Attention: David B. Pittaway	Facsimile: (212) 593-5955
Attention: Michael R. Littenberg

1

Bell Atlantic Master Trust	With copies (which shall not constitute notice) to:
c/o Mellon Bank, N.A.
One Mellon Bank Center	Ropes & Gray
Room 3346	One International Place
Pittsburgh, Pennsylvania 15258-001	Boston, Massachusetts 02110
Facsimile: (412) 236-4225	Facsimile: (617) 951-7050
Attention: Francis Walton	Attention: Ann Milner

Verizon Investment Management Corp.
695 Main Street
Suite 600
Stamford, Connecticut 06901
Facsimile: (203) 965-3300
Attention: Conrad Francis

Verizon Investment Management Corp.
695 Main Street
Suite 600
Stamford, Connecticut 06901
Facsimile: (203) 965-2243
Attention: Bruce Franzese

BancBoston Capital Inc.	With copies (which shall not constitute notice) to:
175 Federal Street
10th floor	BancBoston Capital Inc.
Boston, MA 02110	175 Federal Street,
Fax: (617) 434-1153	10th floor
Attention: Jason Hurd	Boston, MA 02110
Fax: (617) 434-1153
Attention: Deirdre A. Cunnane

IBJ Whitehall Capital Corporation	With a copy (which shall not constitute notice) to:
One State Street
New York, NY 10004	Sonnenschein Nath & Rosenthal
Facsimile: (212) 858-2400	1221 Avenue of the Americas, 24th Floor
Attention: Kevin Falvey	New York, NY 10020-1089
Facsimile: (212) 768-6800
Attention: Clement B. Wood

Richard F. Burke, Jr.
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Robert A. Engel	With a copy (which shall not constitute notice) to:
c/o Gleacher & Co.
660 Madison Avenue	Robert A. Engel
New York, NY 10021	100 Upper Mountain Avenue
Facsimile: (212) 418-4598	Montclair, NJ 07042

2

Mary Price Gay
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Elliott H. Jones
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Phillip Krall
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

H. Conrad Meyer
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Charles G. Phillips
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Phillips Family Foundation
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Craig J. Pisani
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

James R. Raith, Jr.
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

Tom Steiglehner
c/o Gleacher & Co.
660 Madison Avenue
New York, NY 10021
Facsimile: (212) 418-4598

3

EXHIBIT A

FORM OF JOINDER TO
MEMBERS AGREEMENT

THIS JOINDER to the Members Agreement, dated as of                     , 2001, by and among McCormick & Schmick Holdings, LLC, a Delaware limited liability company (the “LLC”), and certain Members of the LLC (the “Agreement”), is made and entered into as of                    by and between the LLC and                                        (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Units and the Agreement and the LLC requires Holder, as a Unitholder, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.                                       Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Unitholder for all purposes thereof.  In addition, Holder hereby agrees that all Units held by Holder shall be deemed Units for all purposes of the Agreement.

2.                                       Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the LLC and its successors and assigns and Holder and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

3.                                       Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.                                       Notices.  For purposes of Section 14 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5.                                       Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.                                       Jurisdiction and Venue.  ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE LLC OR THE HOLDER WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LLC AND THE HOLDER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE LLC AND THE HOLDER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

7.                                       Waiver of Jury Trial.  THE LLC AND THE HOLDER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF.  THE LLC AND THE HOLDER AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

8.                                       Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

MCCORMICK & SCHMICK HOLDINGS, LLC.

By:
Name:
Title:

[HOLDER]

By: